Exhibit 10.16

SUPERIOR CONSULTANT HOLDINGS CORPORATION

Amendment to Employment Agreement

The Employment Agreement dated August 10, 1998, as amended, between Richard R. Sorensen (“the executive, employee”) and Superior Consultant Company, Inc., a Michigan Corporation (“the company”), is hereby amended as follows:

1.	The section entitled “Salary” is deleted in its entirety and replaced by the following:

Salary: The bi-weekly salary will be increased in accordance with (a) and (b) below, subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by written agreement with or consent of the employee:

a.	$8,673.08 effective with the first full payroll period that occurs after achievement of the company’s first profitable* quarter following the effective date of this Amendment to Employment Agreement, and

b.	$8,884.62 effective with the first full payroll period that occurs after achievement of the company’s second profitable* quarter following the effective date of this Amendment to Employment Agreement.

*For purposes of this Amendment to Employment Agreement, “profitable” is defined as positive net income before income taxes.

2.	A new section entitled “Change of Control” is added as follows:

Change in Control:

(a) Acknowledgment. Unless he elects to terminate his employment, the Employee understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder.

(b) No Notice. In any Change in Control situation in which the Employee has not received written notice at least fifteen (15) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control that such successor is willing, as of the closing, to assume and agree to perform the Company’s obligations under this Agreement, then such Change in Control shall be deemed to be a termination of employment by the Company and the Company shall pay the Employee the Change in Control Payment (as that term is hereafter defined), in one lump sum on or before the closing of the transaction giving rise to the change in Control.

(c) Notice Received. In any Change in Control situation in which the Employee has received written notice from the successor to the Company that such successor is willing to assume the Company’s obligations hereunder, the Employee may nonetheless, at his sole discretion, elect to terminate employment by providing written notice to the Company at least five (5) business days prior to the anticipated closing of the transaction giving rise to the

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Change in Control. In such case, the Company shall pay the Employee the Change in Control Payment in one lump sum on or before the closing of the transaction giving rise to the Change in Control.

(d) Date of Termination. For purposes of applying subparagraphs (a) and (b) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due the Employee must be paid in full by the Company at or prior to such closing.

(e) “Change in Control” Defined. A “Change in Control” shall be deemed to have occurred if:

(i) any person other than the Company or any employee benefit plan of the Company, acquires directly or indirectly the Beneficial Ownership (as described in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such Person is, directly or indirectly the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of the Company;

(ii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of the company immediately prior to the transaction, with the voting power of each continuing holder relative to other such continuing holders not substantially altered in the transaction; or

(iii) the stockholders of the company shall approve a plan of complete liquidation of the Company or an Agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets (i.e., 50% or more of the total assets of the Company.)

(f) Notice of Anticipated Change in Control. The Employee shall be notified in writing by the Company at any time that the Company or any member of its Board anticipates that a Change in Control may take place.

(g) Taxes, Interest or Penalties.

(i) The Employee shall be reimbursed by the Company or its successor for any excise taxes and/or interest or penalties that the Employee incurs under Section 4999 of the Internal Revenue code of 1986, as amended (or any similar taxes, interest or penalties), as a result of any Change in Control or the receipt of any amount paid or payable hereunder. Such amount will be due and payable by the Company or its successor within (10) days after the Employee delivers a written request for reimbursement accompanied by a copy of his tax returns) showing the excise tax actually incurred by the Employee.

(ii) Notwithstanding anything contained herein to the contrary, the Employee shall have the right to refuse to accept amounts payable under this section to the extent that such

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amounts would subject the Employee to, or render the Employee liable for, any excise taxes and/or interests or penalties under Section 4999 of the Internal Revenue Code of 1986, as amended (or any similar taxes, interest or penalties).

(h) Change in Control Payment. As used herein the term “Change in Control Payment” means an amount equal to three (3) times the full annual base salary in effect for the year of termination.

3.	This amendment becomes effective February 28, 2002. Terms of Employment Agreement dated August 10, 1998, as amended, will prevail until February 27, 2002.

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4.	Except as amended hereof, all terms and provisions of the Compensation Agreement dated August 10, 1998, as amended, remain in full force and effect.

Signatures:

Acknowledged and accepted for Superior Consultant Company, Inc.

February 28, 2002

Name	Title	Date

I hereby acknowledge that I have voluntarily entered into this Amendment to Employment Agreement after having a full and adequate opportunity to review its provisions.

Acknowledged and accepted

February 28, 2002

Name	Title	Date

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